Exhibit 6.4

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INVENTIONS ASSIGNMENT AGREEMENT

This Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement (the “Agreement”), is made as of November 1, 2020 (the “Effective Date”), by and between Aero Clean Technologies, LLC (“Company”), and Jason DiBona (“Executive”).

WHEREAS, Company wishes to confirm Executive’s understanding with respect to: Executive’s agreement to protect the goodwill and contacts of Company, Executive’s agreement to protect and preserve confidential and proprietary information of Company, Executive’s agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of Company, and Executive’s agreement with respect to involvement in a Competing business (as hereinafter defined);

NOW, THEREFORE, as a condition of Executive’s employment with Company, and in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Executive, intending to be legally bound, hereby agrees as follows:

1.              Consideration. Executive acknowledges and agrees that this Agreement is supported by fair and reasonable consideration independent of, and in addition to, Executive’s offer of employment with Company. Without limiting the foregoing, Executive acknowledges and agrees that Company’s provision of the Stock Option (as defined in Section 3(c) of Executive’s Employment Agreement dated November 1, 2020), and Executive’s receipt of same, constitutes sufficient, fair and reasonable consideration to support Executive’s covenants and agreements herein.

2.              Confidentiality.

(a)          Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means trade secrets and confidential and proprietary information of Company, or any information provided to Executive or Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by Company from others with whom Company or any affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, the confidential evaluation of (and confidential use or non-use by Company or any affiliate of) technical or business information in the public domain, Inventions (as defined in Section 4), and any other scientific, technical or trade secrets of Company or of any third party provided to Executive or Company under a condition of confidentiality, provided that Confidential Information shall not include information that is in the public domain other than through any fault or act by Executive .1/

1/              The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under the laws of the State of Florida.

(b)          Protection and Non-Disclosure of Confidential Information. Executive expressly acknowledges and agrees that all Confidential Information is and shall remain the sole property of Company or the third party to whom Company owes an obligation of confidentiality and that Executive shall hold it in strictest confidence. Executive shall at all times, both during Executive’s employment with Company and after Executive’s termination of employment for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of Company, use (except in the course of performance of Executive’s duties for Company or by court order), disclose, or give to others any Confidential Information.

(c)          Notification to Company. In the event Executive is questioned by anyone not employed by Company or by an employee of or a consultant to Company who is not authorized to receive Confidential Information, in regard to any Confidential Information or concerning any fact or circumstance relating thereto, Executive shall promptly notify Company.

(d)          Return of Confidential Information. Upon the termination of Executive’s employment with Company for any reason or for no reason, or if Company otherwise requests, Executive shall: (i) return to Company all tangible Confidential Information and copies thereof (regardless of how such Confidential Information or copies are maintained); and (ii) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

(e)          No Impact on Other Obligations. The terms of this Section 2 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that Executive may have relating to the protection of Company’s Confidential Information. The terms of this Section 2 shall survive indefinitely any termination of Executive’s employment with Company for any reason or for no reason.

3.              Prohibited Competition and Solicitation.

(a)          Acknowledgements and Agreements Regarding Competition. Executive expressly acknowledges that: (i) there are competitive and proprietary aspects of the business of Company; (ii) during Executive’s employment with Company, Company shall furnish, disclose or make available to Executive Confidential Information (as defined in Section 2) and may provide Executive with unique and specialized training; (iii) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; (iv) if Executive becomes employed or affiliated with any competitor of Company in violation of Executive’s obligations in this Agreement, it is inevitable that Executive would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor; (v) in the course of Executive’s employment, Executive shall be introduced to vendors, partners, suppliers, customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any vendors, partners, suppliers or customers of Company.

(b)          Definitions.

(i)          “Competing.” For the purposes of this Agreement, a business shall be deemed to be “Competing” with Company if the business performs or is planning to perform any of the same or similar services, manufacturing, research, or development provided by Company during Executive’s employment by Company.

(ii)          “Restricted Period.” For the purposes of this Agreement, the term “Restricted Period” is defined as the two (2) year period following the termination of Executive’s employment with Company for any reason or for no reason.

(iii)          “Restricted Territory.” For the purposes of this Agreement, the term “Restricted Territory” is defined as any regional area or territory in which Executive performed services on behalf of Company, or in which Company engaged in any business activity or was actively planning to engage in any business activity at any time during Executive’s employment with Company.

(c)          Non-Competition Restriction. During the period in which Executive is employed by Company and for the Restricted Period, Executive shall not engage in the following activities either through or on behalf of Executive, a third party or another person/entity, whether directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity: own, manage, operate or control, or be concerned with, connected to or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly Competing with the business of Company within the Restricted Territory.

(d)          Non-Solicitation Restriction.

(i)  Customers. During the period in which Executive is employed by Company and for the Restricted Period, Executive shall not engage in the following activities either through or on behalf of Executive, a third party or another person/entity, whether directly or indirectly: (A) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any so-called “corporate partner” or “collaborator” or any customers or patrons of Company, or any prospective so-called “corporate partner” or “collaborator” or any prospective customers or patrons with respect to which Company has developed or made a collaboration, joint venture or sales presentation (or similar offering of services); or (B) interfere with, or attempt to interfere with, the relations between Company and any customer, client, vendor, supplier, or so-called “corporate partner” or “collaborator” to Company.

(ii)  Employees, Contractors. During the period in which Executive is employed by Company and for the Restricted Period, Executive shall not engage in the following activities either through or on behalf of Executive, a third party or another person/entity, whether directly or indirectly: (A) solicit, entice or persuade, or attempt to solicit, entice or persuade, any other employees of or consultants to Company to leave the services of Company or any parent, subsidiary or affiliate of Company for any reason; or (B) employ, cause to be employed, or solicit the employment or services of any employee of or consultant to Company or any parent, subsidiary or affiliate of Company while any such person is providing services to Company or any parent, subsidiary or affiliate of Company or within six (6) months after any such person ceases providing services to Company or any parent, subsidiary or affiliate of Company.

(e)          Tolling. Executive acknowledges and agrees that the Restricted Period shall be tolled and shall not run, during any period in which Executive is in violation of the terms in this Section 3.

(f)          Material Breach. Executive acknowledges and agrees that a breach of any provision of this Section 3 is a material breach of this Agreement.

4.              Ownership of Ideas, Copyrights and Patents.

(a)          Property of Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, data, protocols, writings, specifications, sound recordings, and pictorial and graphical representations (collectively, the “Inventions”) which may be used in the business of Company, whether patentable, copyrightable or not, which Executive may conceive, reduce to practice or develop during Executive’s employment with Company, whether alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of Company or otherwise, shall be and are the sole and exclusive property of Company, and Executive shall not publish any of the Inventions without the prior written consent of Company or its designee. Executive acknowledges and agrees that any Inventions conceived or made by Executive, alone or with others, within two (2) years following termination of Executive’s employment are likely to have been conceived in significant part while employed by Company; accordingly, Executive agrees that such Inventions shall be presumed to have been conceived during Executive’s employment with Company until Executive has established the contrary by clear and convincing evidence, and that such Inventions are subject to the terms and conditions of this Section 4. Executive also acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment or which relate to the business of Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101). Executive hereby assigns to Company or its designee all of Executive’s right, title and interest in and to all of the foregoing. Executive further represents that, to the best of Executive’s knowledge and belief, none of the Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Executive shall use Executive’s best efforts to prevent any such violation.

(b)          Cooperation; Power of Attorney. At any time during or after Executive’s employment with Company, Executive shall fully cooperate with Company and its attorneys and agents in securing and protecting Company’s rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect Company’s rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to Executive personally shall be assigned by Executive to Company or its designee without charge by Executive. If Company is unable, after reasonable effort, to secure Executive’s signature on any such papers and/or other documents, Executive hereby irrevocably designates and appoints each officer of Company as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as Company may deem necessary or desirable in order to protect its rights and interests in any Invention.

(c)          Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which Executive has not conceived, reduced to practice or developed during Executive’s employment with Company, but which Executive provides to Company or incorporates in any Company product or system, Executive hereby grants to Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, sell, license, dispose of, and to authorize others so to do, all such Inventions. Executive shall not include in any Inventions Executive delivers to Company or uses on its behalf, without the prior written consent of Company, any material which is or shall be patented, copyrighted or trademarked by Executive or others unless Executive provides Company with the written permission of the holder of any patent, copyright or trademark owner for Company to use such material in a manner consistent with then-current Company policy.

(d)          Disclosure of Prior Inventions. Listed on Exhibit A to this Agreement are any and all Inventions in which Executive claims or intends to claim any right, title and interest (collectively, “Prior Inventions”), including but not limited to patent, copyright and trademark interests, which to the best of Executive’s knowledge will be or may be delivered to Company in the course of Executive’s employment, or incorporated into any Company product or system.  Executive acknowledges that his obligation to disclose such information is ongoing during the period that Executive provides services to Company, and that after Executive executes this Agreement, if Executive determines that any additional Inventions in which Executive claims or intends to claim any right, title or interest (including but not limited to patent, copyright and trademark interest) has been or is likely to be delivered to Company or incorporated in any Company product or system, Executive shall make immediate written disclosure of the same to Company.

(e)          Notice Pursuant to Defend Trade Secrets Act.  Notwithstanding any provision of this Agreement prohibiting the disclosure of Inventions or other Confidential Information, Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit or other court proceeding against Company for retaliating against Executive for reporting a suspected violation of law, Executive may disclose the Company trade secret to the attorney representing Executive and use the Company trade secret in the court proceeding, if Executive files any document containing the Company trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.              Disclosure to Future Employers. Executive shall provide, and Company, in its discretion, may similarly provide, a copy of this Agreement or specific covenants herein to any business or enterprise which Executive may directly or indirectly own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

6.              Executive’s Representations and Warranties. Executive hereby represents and warrants that: (a) Executive has no commitments, agreements or legal obligations that are inconsistent with this Agreement or that restrict Executive’s ability to be employed by Company; and (b) Company has advised Executive that at no time should Executive divulge to or use for the benefit of Company any trade secret or confidential or proprietary information of any previous employer or other third party, and that Executive has not divulged or used and shall not divulge or use any such information for the benefit of Company. Executive expressly acknowledges and agrees that Executive shall indemnify and hold Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with the representations and warranties above.

7.              Provisions Necessary and Reasonable; Injunctive Relief.

(a)          Reasonableness of Restrictions. Executive acknowledges and agrees that the provisions of Sections 2, 3 and 4 of this Agreement are necessary and reasonable to protect Company’s Confidential Information, property rights, trade secrets, goodwill and business interests. Executive further acknowledges and agrees that the types of employment which are prohibited by Section 2 are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to Company and to Executive’s other prospective employers, and that the specific but broad temporal and geographical scope of Section 2 is reasonable and fair in light of Company’s need to market its services and develop and sell its products in a large geographic area in order to maintain a sufficient customer base.

(b)          Injunctive Relief. Executive hereby expressly acknowledges that any breach or threatened breach of any of the terms of Sections 2, 3 or 4 of this Agreement shall result in substantial, continuing and irreparable injury to Company. Therefore, in addition to any other remedy available to Company, Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 2, 3 or 4 of this Agreement, without posting any bond or security, and without affecting Company’s right to seek and obtain damages or other equitable relief.

8.              General.

(a)          Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth in Executive’s Employment Agreement or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) by electronic mail. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth in Executive’s Employment Agreement, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (C) if sent by registered mail, on the fifth business day following the day such mailing is made or (D) if by electronic mail, then immediately upon delivery thereof to the receiving party’s email address.

(b)          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)          Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)          Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company and any such attempted assignment by Executive without the prior written consent of Company shall be void. Executive acknowledges and agrees that if Executive should transfer between or among any affiliates of Company, wherever situated, or be reassigned to functions other than Executive’s present functions, all terms of this Agreement shall continue to apply with full force.

(e)          Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except between Company and Executive, and no person or entity other than Company shall be regarded as a third-party beneficiary of this Agreement.

(f)          Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Florida, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be commenced and maintained solely in any state or federal court located in the State of Florida. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid court. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(g)          Severability and Blue Pencil. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(h)          Survival of Acknowledgements and Agreements. Executive’s acknowledgements and agreements set forth in Sections 2, 3 and 4 shall survive the termination of Executive’s employment with Company, pursuant to the terms and conditions herein, to the extent permitted by applicable law.

(i)          Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j)          No Waiver of Rights, Powers and Remedies. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.

(k)          Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of the other party’s costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

(l)          Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)          Acknowledgment; Opportunity to Review. Executive hereby acknowledges that Executive has had adequate time to review the terms and conditions set forth in this Agreement, and that Executive has had the opportunity to consult with counsel of Executive’s own choosing regarding such terms. Executive further acknowledges that Executive fully understands the terms of this Agreement and has voluntarily executed this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Ryan Tyler	AERO CLEAN TECHNOLOGIES, LLC

/s/ Ryan Tyler	By:	/s/ Amin J. Khoury
Signature	Name:	Amin J. Khoury
	Title:	Chairman of the Board
Date: November 5, 2020	Date:	November 7, 2020

Address:

EXHIBIT A

PRIOR INVENTIONS

None.